Exhibit 99.1

For Immediate Release

Company Contact:

Grant Williams

Chief Financial Officer

(303) 444-0900 x 2185

gwilliams@noof.com

New Frontier Media Reports Fiscal 2011 Third Quarter Results

BOULDER, COLORADO, February 4, 2011 — New Frontier Media, Inc. (Nasdaq/GS: NOOF), a leading provider of transactional television services and distributor of independent general motion picture entertainment, today reported its results for the fiscal third quarter and nine month period ended December 31, 2010.

“New Frontier Media maintained a solid financial position during the third quarter of fiscal 2011,” said Michael Weiner, chief executive officer of New Frontier Media, Inc.  “Within the Transactional TV segment, we continue to generate gains from our expansion into international markets including a new launch in Asia.  We also experienced the second consecutive quarter of stabilization within our domestic VOD revenue, and we are exploring options that we believe could stabilize our domestic PPV revenue. We have been focusing on our core Transactional TV segment and have been making investments to support the segment’s growth.  These investments have included expanding our PPV offerings to Latin America and Europe, making necessary investments to upgrade our technology infrastructure to support growth, and developing new content packages which are specifically tailored to these markets.”

Mr. Weiner continued, “We were also pleased that the Film Production segment returned to profitability during the quarter.  The segment completed a producer-for-hire arrangement during the quarter and continues to have success with the distribution of mainstream content on domestic VOD platforms and to retail customers through mainstream distribution agreements.  Going forward, we are selectively reducing the cost structure and focusing on the most profitable components of the segment.”

“New Frontier Media currently distributes over 15,000 video assets a month to over 28 countries worldwide.  In the next several months, we expect that our distribution will grow in existing and new countries in Latin America and Asia, and we also expect to make inroads into Eastern Europe.  We believe for reasons discussed above, the Company is well positioned for this growth.  The Company had approximately $14.7 million in cash as of December 31, 2010, and we believe our cash position will allow us to execute against our growth plans and capitalize on strategic opportunities.  We believe the strategic investments we are making in the Company will generate long-term shareholder value,” concluded Mr. Weiner.

Third Fiscal Quarter Financial Highlights: December 31, 2010 Compared to December 31, 2009

•                  Revenue was approximately $14.2 million as compared to $11.5 million in the same prior year quarter and reflected the following results:

•                  Transactional TV segment revenue was $8.8 million as compared to $9.1 million in the same prior year quarter.

•                  Video-on-demand (“VOD”) revenue increased to $5.3 million as compared to $4.9 million in the same prior year quarter due to higher international revenue from (a) distributing content to new customers, (b) improving the content performance with existing customers, (c) increasing the quantity of content distributed to existing customers, and (d) changes our customers made to their menu structures.  Domestic VOD revenue was generally flat, and we believe the domestic VOD revenue performance has stabilized.

•                  Pay-per-view (“PPV”) revenue declined to $3.4 million as compared to $4.0 million in the same prior year quarter primarily due to a $0.6 million decline in revenue from the loss of a channel on a U.S. digital broadcast satellite (“DBS”) platform in November 2009. Revenue also declined as a result of lower buy rates on domestic DBS and top 10 cable operator platforms, and we believe the decline was due to lower consumer spending.  The declines in domestic PPV revenue were partially offset by a $0.2 million increase in international PPV revenue primarily from channel launches in Latin America.

•                  Film Production segment revenue increased to $5.2 million from $2.2 million due to the completion of a producer-for-hire arrangement during the quarter.

•                  Direct-to-Consumer segment revenue was approximately $0.2 million and was consistent with the same prior year quarter.

•                  Cost of sales increased to $7.2 million as compared to $4.0 million in the same prior year quarter primarily due to production costs incurred in connection with the Film Production segment’s completion of a producer-for-hire arrangement.

•                  Operating expenses increased to $6.7 million as compared to $6.1 million in the same prior year quarter and were primarily impacted by:

•                  an increase in Transactional TV segment expenses including (a) a $0.2 million increase in employee costs incurred to support the development of new content packages, (b) a $0.1 million increase in depreciation expenses from storage equipment purchased primarily to support international growth initiatives, and (c) a $0.1 million increase in costs from the acceleration of tenant improvement depreciation expenses in anticipation of combining certain Company facilities in the first quarter of fiscal year 2012; and

•                  a $0.2 million increase in Film Production segment costs primarily due to strategic consulting services.

•                  Income from continuing operations attributable to New Frontier Media, Inc. was $0.2 million, or $0.01 per share, as compared to $1.6 million, or $0.08 per share, in the same prior year quarter.

Fiscal Year to Date Financial Highlights:  December 31, 2010 Compared to December 31, 2009

For the nine month period ended December 31, 2010, revenue was $37.8 million as compared to $35.3 million in the same prior year period.  The Company reported income from continuing operations attributable to New Frontier Media, Inc. during the nine month period ended December 31, 2010 of $0.6 million, or $0.03 per share, as compared to $3.7 million, or $0.19 per share, in the same prior year period.  Cash flows from operating activities of continuing operations during each of the nine month periods ended December 31, 2010 and 2009 were $1.5 million.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (877) 941-8609. To participate in the web cast please log onto www.noof.com and click on “Investor Relations” and then “Calendar of Events”.  A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on February 4, 2011 at (800) 406-7325, access code 4406727.  The replay will also be archived for twelve months on the corporate web site at www.noof.com. This press release can be found on the Company’s corporate web site, www.noof.com, under “Investor Relations/News Releases”.

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “1933 Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”). The forward-looking statements are based on current expectations, estimates and projections made by management. These forward-looking statements are covered by the safe harbor provisions for forward-looking statements under Section 27A of the 1933 Act and Section 21E of the 1934 Act. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  For example, our stated expectation that (i) the Company will support the Transactional TV segment’s growth by making necessary investments to upgrade its technology infrastructure and expanding its PPV offerings to Latin America and Europe, and (ii) the Company’s strategic investments will generate long-term shareholder value, are forward looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s most recent annual report on Form 10-K, as amended, and other periodic filings with the Securities and Exchange Commission (“SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval (EDGAR) system at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading producer and distributor of branded television networks and on-demand programming. The Company delivers transactional, adult-themed pay-per-view networks as well as video-on-demand services to cable and satellite operators worldwide. The Company’s programming originates at New Frontier Media’s state of the art digital broadcast center in Boulder, Colorado. The Company owns thousands of hours of digital content and partners with movie studios to bring together a variety of transactional adult entertainment available today.

New Frontier Media’s Film Production segment produces original motion pictures that are distributed in the U.S. on premium movie channels, such as Cinemax® and Showtime®, and internationally on similar services. The Film Production segment also develops and produces original programming that is widely distributed on satellite and cable pay-per-view and video-on-demand platforms. This segment also represents the work of a full range of independent film producers in markets around the globe.

The Company is headquartered in Boulder, Colorado, and its common stock is listed on the Nasdaq Global Select Market under the symbol “NOOF.” For more information about New Frontier Media, Inc., contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.

Consolidated Operating Results

(in thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009

Net revenue	$14,173	$11,479	$37,789	$35,341

Cost of sales	7,244	4,003	16,571	12,458

Gross margin	6,929	7,476	21,218	22,883

Operating expenses excluding impairment charges	6,687	6,132	19,707	18,046
Charge for asset impairments	—	—	624	—
Total operating expenses	6,687	6,132	20,331	18,046

Operating income	242	1,344	887	4,837

Other income (expense)	26	(58)	12	(169)

Income from continuing operations before income tax benefit (expense)	268	1,286	899	4,668

Income tax benefit (expense)	(43)	285	(313)	(972)

Income from continuing operations	225	1,571	586	3,696

Loss from discontinued operations, net of income tax benefit of $4, $80, $10 and $242, respectively	(5)	(66)	(12)	(358)

Net income	220	1,505	574	3,338

Add: Net loss attributable to noncontrolling interests	21	—	21	—

Net income attributable to New Frontier Media, Inc. shareholders	$241	$1,505	$595	$3,338

Amounts attributable to New Frontier Media, Inc. shareholders:
Income from continuing operations	$246	$1,571	$607	$3,696
Loss from discontinued operations, net of income tax benefit of $4, $80, $10 and $242, respectively	(5)	(66)	(12)	(358)
Net income	$241	$1,505	$595	$3,338

Per share information attributable to New Frontier Media, Inc. shareholders:
Basic income (loss) per share:
Continuing operations	$0.01	$0.08	$0.03	$0.19
Discontinued operations	(0.00)	(0.00)	(0.00)	(0.02)
Net basic income per share	$0.01	$0.08	$0.03	$0.17

Diluted income (loss) per share:
Continuing operations	$0.01	$0.08	$0.03	$0.19
Discontinued operations	(0.00)	(0.00)	(0.00)	(0.02)
Net diluted income per share	$0.01	$0.08	$0.03	$0.17

Average outstanding shares of common stock	19,201	19,481	19,320	19,490
Common stock and common stock equivalents	19,201	19,481	19,320	19,492

Consolidated Balance Sheets

(in thousands)

	December 31, 2010	March 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,729	$17,187
Restricted cash	112	112
Accounts receivable, net	12,092	10,112
Deferred producer-for-hire costs	—	625
Taxes receivable	1,298	944
Prepaid and other assets	2,428	1,749
Total current assets	30,659	30,729
Equipment and furniture, net	6,483	4,557
Content and distribution rights, net	11,889	11,316
Recoupable costs and producer advances, net	3,586	3,421
Film costs, net	4,098	5,705
Goodwill	3,743	3,743
Other identifiable intangible assets, net	144	673
Deferred tax assets	378	349
Other assets	1,176	1,320
Total assets	$62,156	$61,813

Liabilities and equity
Current liabilities:
Accounts payable	$613	$1,103
Producers payable	1,035	951
Deferred revenue	776	685
Accrued compensation	2,078	1,802
Deferred producer liabilities	1,615	1,377
Short-term debt	1,000	1,000
Deferred tax liabilities	84	107
Accrued and other liabilities	1,709	1,823
Total current liabilities	8,910	8,848
Taxes payable	116	309
Other long-term liabilities	321	528
Total liabilities	9,347	9,685

Commitments and contingencies

Equity:
Common stock	2	2
Additional paid-in capital	55,041	54,929
Accumulated deficit	(2,140)	(2,735)
Accumulated other comprehensive loss	(73)	(68)
Total New Frontier Media, Inc. shareholders’ equity	52,830	52,128
Noncontrolling interests	(21)	—
Total equity	52,809	52,128
Total liabilities and equity	$62,156	$61,813

Consolidated Statements of Cash Flows

(in thousands)

	(Unaudited)
	Nine months ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$574	$3,338
Add: Loss from discontinued operations	12	358
Income from continuing operations	586	3,696
Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	7,140	6,705
Share-based compensation	470	377
Deferred taxes	(51)	(285)
Charge for asset impairments	624	—
Changes in operating assets and liabilities:
Accounts receivable	(1,682)	491
Accounts payable	(482)	(647)
Content and distribution rights	(3,772)	(2,872)
Film costs	(820)	(2,283)
Deferred producer-for-hire costs	625	(3,598)
Deferred producer liabilities	238	(177)
Deferred revenue	111	(106)
Producers payable	85	229
Taxes receivable and payable	(536)	(236)
Accrued compensation	275	757
Recoupable costs and producer advances	(166)	119
Other assets and liabilities	(1,123)	(702)

Net cash provided by operating activities of continuing operations	1,522	1,468
Net cash used in operating activities of discontinued operations	(34)	(863)
Net cash provided by operating activities	1,488	605
Cash flows from investing activities:
Purchases of investments	—	(1,000)
Redemptions of investments	—	590
Purchases of equipment and furniture	(3,485)	(834)
Purchases of intangible assets	(2)	(90)

Net cash used in investing activities of continuing operations	(3,487)	(1,334)
Net cash provided by investing activities of discontinued operations	—	9
Net cash used in investing activities	(3,487)	(1,325)
Cash flows from financing activities:
Purchases of common stock	(363)	(56)
Payments on short-term debt	—	(4,000)
Proceeds from short-term debt	—	3,000
Payments on long-term seller financing	(96)	(75)

Net cash used in financing activities of continuing operations	(459)	(1,131)
Net cash provided by (used in) financing activities of discontinued operations	—	—
Net cash used in financing activities	(459)	(1,131)

Net decrease in cash and cash equivalents	(2,458)	(1,851)
Effect of exchange rate changes on cash and cash equivalents	—	2
Cash and cash equivalents, beginning of period	17,187	16,049

Cash and cash equivalents, end of period	$14,729	$14,200

Segment Summary Data (1)

(dollars in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended December 31,			Nine Months Ended December 31,
	2010	2009	% change	2010	2009	% change

Net revenue from continuing operations
Transactional TV	$8.8	$9.1	-3%	$26.8	$28.1	-5%
Film Production	5.2	2.2	#	10.3	6.4	61%
Direct-to-Consumer	0.2	0.2	0%	0.6	0.8	-25%
Total net revenue	14.2	11.5	23%	37.8	35.3	7%

Cost of sales from continuing operations
Transactional TV	3.2	3.0	7%	9.5	8.9	7%
Film Production	3.7	0.7	#	6.1	2.6	#
Direct-to-Consumer	0.3	0.3	0%	1.0	1.0	0%
Total cost of sales	7.2	4.0	80%	16.6	12.5	33%

Operating expenses from continuing operations
Transactional TV	3.0	2.6	15%	8.1	7.6	7%
Film Production	1.2	1.0	20%	4.5	3.1	45%
Direct-to-Consumer	0.1	0.1	0%	0.3	0.3	0%
Corporate Administration	2.4	2.4	0%	7.5	7.2	4%
Total operating expenses	6.7	6.1	10%	20.3	18.0	13%

Operating income (loss) from continuing operations
Transactional TV	2.6	3.5	-26%	9.3	11.6	-20%
Film Production	0.3	0.4	-25%	(0.2)	0.8	#
Direct-to-Consumer	(0.2)	(0.2)	0%	(0.7)	(0.5)	-40%
Corporate Administration	(2.4)	(2.4)	0%	(7.5)	(7.2)	-4%
Total operating income	$0.2	$1.3	-85%	$0.9	$4.8	-81%

(1) Amounts in this schedule may not sum due to rounding.

# Represents an increase or decrease in excess of 100%.

Supplemental Revenue Data (1)

(dollars in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended December 31,			Nine Months Ended December 31,
	2010	2009	% change	2010	2009	% change

Transactional TV
VOD	$5.3	$4.9	8%	$16.2	$15.0	8%
PPV	3.4	4.0	-15%	10.3	12.6	-18%
Other	0.1	0.2	-50%	0.3	0.6	-50%
Total	$8.8	$9.1	-3%	$26.8	$28.1	-5%

Film Production
Owned content	$1.1	$1.3	-15%	$4.2	$4.5	-7%
Repped content	0.7	0.8	-13%	2.0	1.7	18%
Producer-for-hire and other	3.3	0.1	#	4.2	0.2	#
Total	$5.2	$2.2	#	$10.3	$6.4	61%

Direct-to-Consumer
Net membership	$0.2	$0.2	0%	$0.6	$0.7	-14%
Other	—	—	0%	—	0.1	#
Total	$0.2	$0.2	0%	$0.6	$0.8	-25%

(1) Amounts in this schedule may not sum due to rounding.

# Represents an increase or decrease in excess of 100%.